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                                                                EXHIBIT 99.1

[LEAR SEATING CORPORATION LETTERHEAD]

NEWS RELEASE

FOR RELEASE 9/15/94  8:00 AM            CONTACT:  LESLIE TOUMA
                                                  LEAR SEATING CORPORATION
                                                  (810) 746-1678

                                                  JOHN BAILEY
                                                  CASEY COMMUNICATIONS
                                                  MANAGEMENT, INC.
                                                  (810) 746-6070

                       LEAR ENTERS LETTER OF INTENT TO
                          ACQUIRE FIAT SEAT BUSINESS

        SOUTHFIELD, MICH., SEPTEMBER 15, 1994 -- Lear Seating Coporation announced that it has entered into a letter of intent with Gilardini S.p.A., that would significantly expand Lear's European operations through the acquisition from Gilardini of its SEPI S.p.A. subsidiary, which is the primary automotive seating system supplier to Fiat, for approximately 250-billion lire, or about $160 million dollars.

        "We are extremely pleased about the potential merger of SEPI S.p.A. operations with Lear, which would allow Lear to build Fiat seats beginning with the 1995 model year. SEPI will add to our already strong European production and technology capabilities and demonstrates our commmitment to providing interior seat systems to original equipment manufacturers (OEM) around the world," said Ken Way, chariman and CEO of Lear Seating Corporation.

        Way continued, "Our European sales have grown over 340 percent since 1990. The acquisition of SEPI will increase our global market share and further strengthen our European position as well as allow us the opportunity to expand with Fiat in Eastern Europe and South America."

        SEPI with 1993 sales of approximately 553 billion lire, or about $350 million dollars, consisting of automobile seats for over 1 million vehicles in 1993 and has approximately 1,800 employees. SEPI currently operates eight production facilities in Italy and the business to be acquired includes two production facilities in Poland. As part of the acquisition, Lear would also acquire SEPI's minority interests in Spain and Turkey. In connection with this acquisition, Lear and Fiat will enter into a supply agreement for SEPI to provide substantially all of Fiat's European automotive seat requirements.

        Consummation of the acquisition is subject to certain conditions, including Lear satisfactorily completing its due diligence review and the negotiation and signing of definitive documentation.

        Lear Seating Corporation is a publicly traded Fortune 500 company on the New York Stock Exchange (LEA) and is a leading independent supplier of seat systems. Lear produced over 11 million automobile seats in 1993 and employs approximately 19,500 workers in 60 facilities worldwide with sales of $1.95 billion for the 12 months ended December 31, 1993.

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